Exhibit 1.2

PRICING AGREEMENT

Goldman, Sachs & Co.
Salomon Smith Barney Inc.
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Wachovia Securities, Inc.
c/o      Goldman, Sachs & Co.
           85 Broad Street
           New York, New York 10004

January 14 , 2003

Ladies and Gentlemen:

               Avery Dennison Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 14, 2003 (the “Underwriting Agreement”), between the Company on the one hand and Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, J.P. Morgan Securities, Inc. and Wachovia Securities, Inc., on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

               An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

               Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

               If the foregoing is in accordance with your understanding, please sign and return to us eight counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, Avery Dennison Corporation

By:

Name: Title:

Accepted as of the date hereof: Goldman, Sachs & Co. Salomon Smith Barney Inc. Banc of America Securities LLC J.P. Morgan Securities Inc. Wachovia Securities, Inc.

By:

(Goldman, Sachs & Co.)

SCHEDULE I

	Principal Amount of
	Designated Securities
Underwriter	to be Purchased

	4.875% Notes	6.000% Notes
	due 2013	due 2033

Goldman, Sachs & Co.	$87,500,000	$52,500,000
Salomon Smith Barney Inc.	87,500,000	52,500,000
Banc of America Securities LLC	31,250,000	18,750,000
J.P. Morgan Securities	31,250,000	18,750,000
Wachovia Securities, Inc.	12,500,000	7,500,000

Total	$250,000,000	$150,000,000

SCHEDULE II

Title of Designated Securities:

4.875% Notes due 2013 (the “2013 Notes”)

6.000% Notes due 2033 (the “2033 Notes”)

Aggregate principal amount:

2013 Notes: $250,000,000 2033 Notes: $150,000,000

Price to Public:

99.485% of the principal amount of the 2013 Notes and 99.449% of the principal amount of the 2033 Notes, plus, in each case, accrued interest, if any, from January 17, 2003.

Purchase Price by Underwriters:

98.835% of the principal amount of the 2013 Notes and 98.574% of the principal amount of the 2033 Notes.

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time) on January 17, 2003

Indenture:

Indenture, dated July 3, 2001, between the Company and J.P. Morgan Trust Company, National Association, as Trustee

Maturity:

2013 Notes: January 15, 2013 2033 Notes: January 15, 2033

Interest Rate:

2013 Notes: 4.875% 2033 Notes: 6.000%

Interest Payment Dates:

January 15 and July 15, commencing July 15, 2003.

Redemption Provisions:

The 2013 Notes may be redeemed, in whole or in part, at the Company’s option at any time or from time to time. The redemption price for the 2013 Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the 2013 Notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2013 Notes being redeemed on that redemption date (not including any portion of any interest payments accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below), plus 12.5 basis points;

plus, in each case, accrued and unpaid interest on the 2013 Notes to the redemption date. Notwithstanding the foregoing, installments of interest on 2013 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2013 Notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 2033 Notes may be redeemed, in whole or in part, at the Company’s option at any time or from time to time. The redemption price for the 2033 Notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the 2033 Notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the 2033 Notes being redeemed on that redemption date (not including any portion of any interest payments accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below), plus 15 basis points;

plus, in each case, accrued and unpaid interest on the 2033 Notes to the redemption date. Notwithstanding the foregoing, installments of interest on 2033 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2033 Notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (A) each of Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Securities, Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Sinking Fund Provisions:

No sinking fund provisions.

Extendable provisions:

No extendable provisions.

Floating rate provisions:

Not applicable.

Defeasance provisions:

As set forth in Article XIII of the Indenture.

Closing location for delivery of Designated Securities:

Latham & Watkins, LLP 633 West Fifth Street Los Angeles, California 90071

Additional Closing Conditions:

None.

Names and addresses of Representatives:

Goldman Sachs & Co. 85 Broad Street New York, New York 10004

Salomon Smith Barney Inc. 388 Greenwich Street New York, New York 10013

Banc of America Securities LLC 100 North Tryon Street Charlotte, North Carolina 28255

J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10172

Wachovia Securities, Inc. 301 South College Street Charlotte, North Carolina 28288